Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made between Endeavor Acquisition Corp. (the “Company”), a Delaware corporation, AAI Acquisition LLC, a wholly owned subsidiary of the Company (“Merger Sub”), and Dov Charney (“Executive”) and is entered into concurrently with the closing of the merger and related business combination transactions (collectively, the “Acquisition”) prescribed by the Agreement and Plan of Reorganization (“Reorganization Agreement”) entered into as of December 18, 2006, and thereafter amended and restated as of November 7, 2007, by and among the Company, Merger Sub, American Apparel, Inc., a California corporation (“AAI”), the various Canadian companies defined in the Reorganization Agreement as CI, American Apparel, LLC, a California limited liability company (“AALLC” and, collectively with AAI and CI, the “Target Companies”), and all of the stockholders or members of the Target Companies, which include the Executive. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Reorganization Agreement.

RECITALS

WHEREAS, the Company desires to be assured of the association and services of Executive; and

WHEREAS, Executive is willing and desires to be employed by the Company, and the Company is willing to employ Executive, upon the terms, covenants and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinafter set forth, the parties hereto agree as follows:

1. Employment. The Company hereby employs Executive, and Executive hereby accepts such employment, effective as of the Effective Date, upon the mutual terms, covenants and conditions set forth herein.

2. Term.

2.1 Initial Term. The initial term of this Agreement is the three (3) year period beginning on December 12, 2007 (the “Effective Date”) and ending on December 31, 2010, unless terminated earlier pursuant to the provisions of Section 7 of this Agreement; provided, however, that Executive’s obligations set forth in Section 11 of this Agreement shall continue in effect after any such termination.

2.2 Additional Terms. Beginning on December 31, 2009, and on each anniversary of such date, the term of this Agreement will automatically renew for successive one-year periods unless either party provides notice of non-renewal at least 90 days prior to such renewal date.

3. Duties. Executive will serve as Chief Executive Officer and President of each of the Company, Merger Sub and the CI companies (the “Constituent Companies”) and shall have such duties and responsibilities as may from time to time be assigned to Executive by the Board of Directors of each of the Constituent Companies (in each case, the “Board”), commensurate with Executive’s title and position described in this sentence. Executive shall report directly to the Board of each of the Constituent Companies. Executive agrees that he shall at all times conscientiously perform all of the duties and obligations assigned to him under the terms of this Agreement to the best of his ability and experience and in compliance with law. Executive shall perform his duties out of the Company’s Los Angeles, California office (as same may be relocated in the same metropolitan area from time to time) or at such other location as shall be agreed to by the Company and Executive; provided, that, Executive’s duties will include reasonable travel in the United States and abroad, including but not limited to travel to the Company’s domestic and foreign showrooms and offices of Company and its subsidiaries and affiliates as is reasonably necessary and appropriate to the performance of Executive’s duties hereunder. Executive will comply with and be bound by Company’s operating policies, procedures, and practices from time to time in effect during Executive’s employment.

4. Exclusive Service. Executive agrees to use his best efforts to promote the interests of the Constituent Companies and to devote his full business time and energies to the business and affairs of the Constituent Companies and the performance of his duties hereunder. Executive may, however, engage in civic and not-for-profit activities for which no compensation (other than reimbursement of his actual expenses incurred in performance of such activities) is paid to him, so long as such activities do not materially interfere with the performance of his duties to the Constituent Companies or directly conflict with the business interests of the Constituent Companies.

5. Board Membership. Company will nominate Executive to serve as a member of the Company’s Board at all times at which Executive is up for re-election during the term of this Agreement.

6. Compensation and Benefits.

6.1 Salary. During the term of this Agreement, the Company will pay Executive an initial salary of $750,000 per annum. Annual salary reviews will be conducted by the Company’s Board at which time Executive’s base salary may be increased but not decreased.

6.2 Annual Performance Bonus. Executive is eligible to receive an annual performance bonus for each Company fiscal year based on the achievement of performance and/or revenue goals set by the Company’s Board or a committee thereof, with a target bonus equal to 150 % of Executive’s annual base salary. All payments made pursuant to this Section 6.2 will be made in no event later than the later of (i) the 15th day of the third month following the end of Executive’s taxable year in which the annual performance bonus is determined or (ii) the 15th day of the third month following the end of the Company’s taxable year in which the annual performance bonus is determined.

6.3 Long-Term Performance Bonus. Executive is eligible to receive a long-term performance bonus based on achievement of performance and/or revenue goals set by the Company’s Board or a committee thereof, covering the three (3) year period beginning on the Company fiscal year of the Effective Date, in an amount up to 300 % of base salary. All payments made pursuant to this Section 6.3 will be made in no event later than the later of (i) the 15th day of the third month following the end of Executive’s taxable year in which the long-term performance bonus is determined or (ii) the 15th day of the third month following the end of the Company’s taxable year in which the long-term performance bonus is determined.

6.4 RESERVED

6.5 Benefits. Executive is eligible to participate (at Company’s cost) in Company’s employee benefit plans of general application as they may exist from time to time, including without limitation those plans covering pension and profit sharing, executive bonuses, stock purchases, stock options, and those plans covering life, health, and dental insurance in accordance with the rules established for individual participation in any such plan and applicable law. Executive will receive such other benefits, including vacation, holidays and sick leave, as Company generally provides to its employees holding similar positions as that of Executive. The Company reserves the right to change or otherwise modify, in its sole discretion, the benefits offered herein to conform to the Company’s general policies as may be changed from time to time during the term of this Agreement. Executive shall also be entitled to continue to use the Target Companies’ residential apartments and vehicles maintained by the Target Companies for use by its executives and other employees.

6.6 Expenses. Company will reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with Company’s business, provided that such expenses are deductible to Company and do not result in an excise tax to Executive under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), are in accordance with Company’s applicable policy and are properly documented and accounted for in accordance with the requirements of the Internal Revenue Service

7. Termination Events.

7.1 Permanent Incapacity. This Agreement and Executive’s employment with the Company shall automatically terminate on the date on which Executive dies or becomes permanently incapacitated. “Permanent incapacity” as used herein shall mean the inability to engage in any substantial gainful activity or the receipt of income replacement benefits for a period of three (3) months or more under an accident and health plan covering employees of the Company by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Executive shall be deemed to have “become permanently incapacitated” on the date 30 days after the Company has determined that Executive is permanently incapacitated and so notifies Executive.

7.2 Termination By The Company With Cause, Executive’s employment may be terminated by the Company with cause in the event of any of the following actions by Executive: (i) willful and continued failure to fully perform material duties under this Agreement (other than Permanent Incapacity), (ii) willful and continued failure or refusal to follow material written directions of the Company’s Board consistent with Executive’s authority, duties and responsibilities, (iii) the commission by Executive of an act of fraud or embezzlement against the Company, (iv) the conviction of Executive or Executive entering a plea of guilty or nolo contendere to a crime that constitutes a felony (“Cause”). In this regard, the parties acknowledge that the Executive is a party with respect to the case captioned as Mary Nelson v. American Apparel, Inc., et al., Case Number BC333028, filed in Superior Court of the State of California for the County of Los Angeles, Central District and agree that this case shall not be used as the basis for a termination with Cause under this Section 7.2, regardless of the outcome. Executive shall have a period of thirty (30) days to cure any acts which would otherwise give the Company the right to terminate employment with Cause starting at the date of receipt of written notice of the Company’s Board’s intent to terminate Executive with Cause. Such notice shall state in reasonable detail the acts which the Company considers to be grounds for such termination. Executive shall be provided a reasonable opportunity during such 30-day period to hear and consider the evidence against him and a reasonable opportunity to provide information or other defense relevant to the decision to terminate with Cause.

7.3 Termination Without Cause. Subject to the terms set forth in Section 8 below, Executive’s employment may be terminated by the Company “without cause” by providing a (30) day written notice of such termination.

7.4 Termination for Good Reason. Executive may terminate his employment for “Good Reason” effective upon delivery of written notice to the Company, which shall be given no later than 90 days from the date the Company takes one of the following actions without Executive’s consent: (i) assignment to Executive of any duties materially inconsistent with his authority, duties or responsibilities, or any other action which results in a material diminution or adverse change in such authority, duties or responsibilities, (ii) a material breach of the Company’s obligations under this Agreement that is not cured within thirty (30) days after written notice, or (iii) a material reduction in Executive’s annual base salary or bonus opportunities, which is not related to any failure by Executive to satisfy mutually agreed upon performance goals.

8. Severance Payments

8.1 Payment On Termination Upon Permanent Incapacity, With Cause or Death. Upon termination of Executive’s employment pursuant to Section 7.1, Section 7.2 or Executive’s death, the Company shall pay Executive or, to the extent applicable, Executive’s estate, within ten days after the effective date of such termination, any unreimbursed expenses then owed by the Company to Executive and all accrued but unpaid wages. Executive shall not be entitled to any other consideration or compensation.

8.2 Payment Upon Termination Without Cause Or For Good Reason. In the event that Executive’s employment is terminated (i) by the Company without

Cause or (ii) by Executive for Good Reason, Executive shall be entitled to the following: (1) a lump sum payment on the 15th day following Executive’s termination of employment of a pro rata portion of his annual and long term performance bonuses for the year in which he is terminated as if 100% of the performance targets were met, (2) a lump sum payment on the 15th day following Executive’s termination of employment equal to the greater of (x) annual base salary for the remainder of Executive’s employment contract or (y) two (2) times the sum of Executive’s annual base salary and maximum annual performance bonus, (3) immediate vesting of all equity awards granted to Executive by the Company and (4) all lock-up restrictions on all of Executive’s stock in the Company shall immediately lapse (collectively referred to as, “Severance Benefits”); provided, however, that to the extent required under Section 409A of the Code, all Severance Benefits shall be made or become effective, as applicable, on the first business day following the six-month period immediately following the Executive’s date of termination, plus interest thereon, at a rate equal to the applicable “Federal short-term rate” (as defined in Section 1274(d) of the Code) for the month in which such date of termination occurs, from the respective dates on which such amounts would otherwise have been paid until the actual date of payment; except that, in the event of Executive’s death all Severance Benefits shall be made or become effective, as applicable, immediately following the date of Executive’s death.

8.3 Section 409A of the Code. For purposes of this Agreement, Executive’s employment shall be treated as having terminated only if the Executive shall have incurred a “separation from service” within the meaning of Section 409A of the Code and applicable guidance issued thereunder.

9. Gross-Up.

9.1 Whether or not Executive becomes entitled to payments under Section 8 of this Agreement, if any of the payments or benefits received or to be received by Executive in connection with a “Change in Control,” as defined in Section 10 below, or Executives termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person, as defined below, affiliated with the Company, any Person whose actions result in a change in control or any Person affiliated with the Company or such Person) (all such payments and benefits, excluding the Gross-Up Payment being hereinafter referred to as the “Total Payments”) will be subject to the excise tax imposed under section 4999 of the Code (the “Excise Tax”), the Company shall pay to Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment, shall be equal to the Total Payments.

9.2 For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as “parachute payments” (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax Counsel”)

reasonably acceptable to Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all “excess parachute payments” within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the Base Amount, as defined in Section 280G(b)(3) of the Code, allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, (1) Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence on the date of termination (or if there is no date of termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section 9), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (2) Executive shall be deemed to be subject to the loss of itemized deductions and personal exemptions to the maximum extent provided by the Code for each dollar of incremental income.

9.3 In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by Executive), to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in Executive’s taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross Up Payment in respect of such excess (plus any interest, penalties or additions payable by Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

9.4 Any Gross-Up Payments under this Section 9 shall be made as soon as practicable but in no event later than the end of the calendar year following the calendar year in which the Excise Tax is paid.

10. Change in Control

10.1 Change in Control Defined. A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(a) any Person, as defined below, is or becomes the Beneficial Owner, as defined below, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (a) any parent of the Company or the entity surviving such merger or consolidation (b) if there is no such parent, of the Company or such surviving entity;

(b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

(c) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (a) any parent of the Company or the entity surviving such merger or consolidation or (b) if there is no such parent, of the Company or such surviving entity; or

(d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (a) any parent of the Company or of the entity to which such assets are sold or disposed or (b) if there is no such parent, of the Company or such entity.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

10.2 Person Defined. “Person” shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates (as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act), (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

11. Confidentiality and Proprietary Rights.

11.1 Confidentiality. Executive acknowledges that as a result of his employment with the Company and his prior employment with the Target Companies, Executive has obtained and will obtain secret and confidential information concerning the business of the Company, the Target Companies and their subsidiaries and affiliates (all of such entities referred to collectively in this Section, as the “Company”). Other than in the performance of his duties hereunder, Executive agrees not to disclose, either during the Term of his employment with the Company or at any time thereafter, to any person, firm or corporation any confidential information concerning the Company which is not in the public domain including trade secrets, budgets, strategies, operating plans, marketing plans, supplier lists, non-public company agreements, employee lists, or the customer lists or similar confidential information of the Company.

11.2 Proprietary Rights. All records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents and the like (together with all copies thereof) relating to the business of the Company and/or its subsidiaries, which Executive shall use or prepare or come in contact with in the course of, or as a result of his employment, or as a result of work performed by Executive for the Company, shall, as between the parties, remain the sole property of the Companies. Upon termination of his employment with the Company, Executive agrees to immediately return all such materials and shall not thereafter cause removal thereof from the premises of the Company. Further, the Executive agrees to disclose and assign, and does hereby assign, to the Company as its exclusive property, all ideas, writings, inventions, discoveries, improvements and technical or business innovations made or conceived by the Executive, whether or not patentable or copyrightable, either solely or jointly with others during the course of his employment with the Company, relating directly to the business, work or investigations of the Company or its subsidiaries (“Company Inventions”).

Notwithstanding the foregoing, Executive understands that the provisions of this Agreement requiring assignment of Company Inventions to the Company do not apply to any invention which qualifies under the provisions of California Labor Code Section 2870 (as set forth in Exhibit A hereto). Executive understands that Company will keep in confidence and will not disclose to third parties without Executive’s consent any confidential information disclosed in writing to Company relating to inventions that qualify under the provisions of Section 2870 of the California Labor Code.

12. Miscellaneous.

12.1 Transfer and Assignment. This Agreement is personal as to Executive and shall not be assigned or transferred by Executive. This Agreement shall be binding upon and inure to the benefit of all of the parties hereto and their respective permitted heirs, personal representatives, successors and assigns.

12.2 Severability. Nothing contained herein shall be construed to require the commission of any act contrary to law. Should there be any conflict between any provisions hereof and any present or future statute, law, ordinance, regulation or other pronouncement having the force of law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law, and the remaining provisions of this Agreement shall remain in full force and effect.

12.3 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California.

12.4 Arbitration of Disputes. The Company and Executive agree that any and all disputes based upon, relating to or arising out of this Agreement, Executive’s employment relationship with the Company or any of its subsidiaries or affiliates and/or the termination of that relationship, and/or any other dispute by and between Executive and the Company or any of its subsidiaries or affiliates, including any and all claims that Executive may at any time attempt to assert against the Company or any of its subsidiaries or affiliates, shall be submitted to binding arbitration in Los Angeles County, California, pursuant to the American Arbitration Association’s (“AAA”) Employment Arbitration Rules and Mediation Procedures, including the Optional Rules for Emergency Measures of Protection (the “Rules”), provided that the arbitrator shall allow for discovery sufficient to adequately arbitrate any asserted claims, including access to essential documents and witnesses, and otherwise in accordance with California Code of Civil Procedure § 1283.05, and provided further that the Rules shall be modified by the arbitrator to the extent necessary to be consistent with applicable law. The arbitrator shall be a retired judge of the California Superior Court, California Court of Appeal, or United States District Court, to be mutually agreed upon by the parties. If, however, the parties are unable to agree upon an arbitrator, then an arbitrator who is a retired judge of the California Superior Court, California Court of Appeal, or United States District Court, shall be selected by AAA in accordance with the Rules. The Company and Executive further agree that each party shall pay its own costs and attorneys’ fees, if any; provided, however, that if either party prevails on a claim which affords the prevailing party an award of attorneys’ fees, then the arbitrator may award reasonable attorneys’ fees to the prevailing party, consistent with applicable law. In any event, the Company shall pay any expenses that Executive would not otherwise have incurred if the dispute had been adjudicated in a court of law, rather than through arbitration, including the arbitrator’s fee, any administrative fee and any filing fee in excess of the maximum court filing fee in the jurisdiction in which the arbitration is commenced. The Company and Executive further agree that any hearing must be transcribed by a certified shorthand reporter, and that the arbitrator shall issue a written decision and award supported by essential findings of fact and conclusions of law in order to facilitate judicial review. Said award and decision shall be issued within thirty (30) days of the completion of the arbitration. Judgment in a court of competent jurisdiction may be had on said decision and award of the arbitrator. For these purposes, the parties agree to submit to the jurisdiction of the state and federal courts located in Los Angeles County, California.

12.5 Injunctive Relief. Executive acknowledges and agrees that the services being rendered by Executive to the Company under this Agreement (and which were rendered to the Target Companies prior to the date of this Agreement) are of a special, unique and extraordinary character that gives them peculiar value to the Company and/or its subsidiaries and affiliates, the loss of which (in violation of this Agreement) would cause irreparable harm to the Company and/or its subsidiaries and affiliates, for which the Company and/or its subsidiaries and affiliates would have no adequate remedy at law. Executive further acknowledges and agrees that the trade secrets and confidential and related information referred to in this Agreement each are of substantial value to the Company and/or its subsidiaries and affiliates and that a breach of any of the terms and conditions of this Agreement relating to those subjects would cause irreparable harm to the Company and/or its subsidiaries and affiliates, for which the Company and/or its subsidiaries and affiliates would have no adequate remedy at law. Therefore, in addition to any other remedies (in law or in equity) that may be available to the Company and/or any of its subsidiaries and affiliates under this Agreement or otherwise, the Company and/or its subsidiaries and affiliates shall be entitled to obtain (pursuant to the Rules) temporary restraining orders, preliminary and permanent injunctions and/or other equitable relief (pursuant to the Rules) to specifically enforce Executive’s duties and obligations under this Agreement, or to enjoin any breach of this Agreement, without the need to post a bond or other security and without the need to demonstrate special damages.

12.6 Counterparts. This Agreement may be executed in several counterparts and all documents so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties did not sign the original or the same counterparts.

12.7 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, arrangements and understandings with respect thereto. No representation, promise, inducement, statement or intention has been made by any party hereto that is not embodied herein, and no party shall be bound by or liable for any alleged representation, promise, inducement, or statement not so set forth herein.

12.8 Modification. This Agreement may be modified, amended, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by all of the parties hereto.

12.9 Attorneys’ Fees and Costs. In the event of any dispute arising out of the subject matter of this Agreement, the prevailing party shall recover, in addition to any other damages assessed, its attorneys’ fees, legal expenses and costs incurred in arbitrating or otherwise attempting to enforce this Agreement or resolve such dispute. In construing this Agreement, no party hereto shall have any term or provision construed against such party solely by reason of such party having drafted or written such term or provision.

12.10 Waiver. The waiver by either of the parties, express or implied, of any right under this Agreement or any failure to perform under this Agreement by the other party, shall not constitute or be deemed as a waiver of any other right under this Agreement or of any other failure to perform under this Agreement by the other party, whether of a similar or dissimilar nature.

12.11 Cumulative Remedies. Each and all of the several rights and remedies provided in this Agreement, or by law or in equity, shall be cumulative, and no one of them shall be exclusive of any other right or remedy, and the exercise of any one of such rights or remedies shall not be deemed a waiver of, or an election to exercise, any other such right or remedy.

12.12 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement.

12.13 Notices. Any notice under this Agreement must be in writing and may be: (i) telecopied, (ii) sent by overnight courier, (iii) hand-delivered, or (iv) sent by United States mail, to the party to be notified at the following address:

If to the Company, to: Endeavor Acquisition Corp.

970 West Broadway

PMB 402

Jackson, WY 83001

Attention: Chairman of the Board

Telephone No.: 212-683-5350

Facsimile No.: 212-521-4389

With a copy to the Board of Directors of the Company

If to the Executive, to: Dov Charney

c/o American Apparel, Inc.

747 Warehouse Street

Los Angeles, California 90021

Telephone No.: 213-488-0226

Telecopier No.: 213-488-0334

12.14 Survival. Any provision of this Agreement which imposes an obligation after termination or expiration of this Agreement (including but not limited to the obligations set forth in Section 11 hereof) shall, unless otherwise specified, survive the termination or expiration of this Agreement and be binding on Executive and the Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Company and Executive have executed this Agreement as of December 12, 2007.

In the presence of: ENDEAVOR ACQUISITION CORP.

By:

Name: Jonathan J. Ledecky

Title: President

AAI ACQUISITION LLC

By:

Name: Jonathan J. Ledecky

Title: President

DOV CHARNEY

Employment Agreement Signature Page S -1

IN WITNESS WHEREOF, Company and Executive have executed this Agreement as of December 12, 2007.

In the presence of: ENDEAVOR ACQUISITION CORP.

By:

Name: Jonathan J. Ledecky

Title: President

AAI ACQUISITION LLC

By:

Name: Jonathan J. Ledecky

Title: President

DOV CHARNEY

Employment Agreement Signature Page S -1

Exhibit A

CALIFORNIA LABOR CODE SECTION 2870

EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer. (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under Subdivision (a), the provision is against the public policy of this state and is unenforceable.”

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